EXHIBIT (j)(6)


                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 58 to the Registration Statement (1933 Act File No. 2-27962) on Form N-1A of Eaton Vance Special Investment Trust of our reports each dated February 9, 2001 of Emerging Markets Portfolio and Eaton Vance Institutional
Emerging Markets Fund (the "Fund") included in the December 31, 2000 Annual Report to Shareholders of the Fund.

     We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
April 24, 2001
Boston, Massachusetts